Exhibit 99.1

GrafTech Announces Appointment of New Board Member

BROOKLYN HEIGHTS, Ohio – June 13, 2023 – GrafTech International Ltd. (NYSE:EAF) (the “Company” or “GrafTech”) today announced that its Board of Directors has increased its size to provide for an additional director and appointed Diego Donoso as a director of the Company. The Board is now comprised of nine directors, of which seven are independent with the addition of Mr. Donoso, whose term expires in 2025.

“I am pleased to welcome Diego as the newest member of our Board of Directors,” said Henry Keizer, Chairman of the Board of GrafTech. “His deep experience as a global executive at a multinational company, along with his expertise in the manufacturing sector, will further strengthen the skills and experience represented on our Board.”

Mr. Donoso formerly served as President of Packaging & Specialty Plastics of Dow Inc. (“Dow”), a multinational materials science company, from 2012 until his retirement in April 2023. Mr. Donoso began his career at Dow more than 30 years ago when he joined Dow as a trainee in the commercial department in São Paulo, Brazil. Since then, Mr. Donoso served in numerous business, commercial and executive leadership positions for Dow. Mr. Donoso has broad international experience and developed expertise in a manufacturing sector affected by economic cycles and volatile market dynamics.

About GrafTech

GrafTech International Ltd. is a leading manufacturer of high-quality graphite electrode products essential to the production of electric arc furnace steel and other ferrous and non-ferrous metals. The Company has a competitive portfolio of low-cost, ultra-high power graphite electrode manufacturing facilities, including three of the highest capacity facilities in the world. We are the only large-scale graphite electrode producer that is substantially vertically integrated into petroleum needle coke, our key raw material for graphite electrode manufacturing. This unique position provides us with competitive advantages in product quality and cost.

Contact:
Michael Dillon
216-676-2000